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                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Employment Agreement"), made as of December 13, 1999, between SFX ENTERTAINMENT, INC., a Delaware corporation (the "Employer"), and BRIAN E. BECKER (the "Executive").

         WHEREAS, the Executive is currently employed by the Employer as evidenced by that certain Amended and Restated Employment Agreement dated as of December 12, 1997 ("1997 Employment Agreement");

         WHEREAS, the Employer wishes to employ the Executive in a senior management position and be assured of his services on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Compensation Committee and the Board approved the terms and conditions of this Employment Agreement;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Employer and the Executive agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Employment Agreement, the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer. The parties agree that the 1997 Employment Agreement shall terminate concurrently with the execution of this Employment Agreement and shall be of no further force and effect.

         2. Term.

                  2.1. The term of the Executive's employment hereunder shall commence immediately upon the execution of this Employment Agreement and continue until the fifth anniversary thereof, unless terminated earlier in accordance with the provisions of this Employment Agreement; provided, however, that this Employment Agreement shall automatically be renewed for additional one-year periods thereafter unless and until terminated by the Employer or the Executive as of the end of such five-year initial period or at the end of any renewal period by written notice given at least 30 days prior to the scheduled termination or scheduled renewal of this Employment Agreement. The date of the commencement of employment pursuant to this Employment Agreement is hereinafter referred to as the "Effective Date," the term of employment pursuant to this Employment Agreement is hereinafter referred to as the "Term" and the last date of employment pursuant to this Employment Agreement is hereinafter referred to as the "Termination Date".


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         3. Executive's Position, Duties, and Authority.

                  3.1. The Employer shall employ the Executive, and the Executive shall serve, as Executive Vice President of Employer, Director of Operations of Employer, and as a Member of the Office of the Chairman of the Employer and of any successor by merger, acquisition of substantially all of the assets of the Employer or otherwise.

                  3.2. The Employer shall employ the Executive, and the Executive shall serve, as the President of the worldwide Theatrical, Motorsports and Family Entertainment businesses of the Employer. "Theatrical" means (i) the presentation, production or booking of, or the provision of any logistical or technical services in connection with, any type of live stage shows (other than musical concerts), including Broadway-type shows, magic shows and variety shows, (ii) the ownership, operation or management of venues in which theatrical-type presentations are typically presented, and (iii) related businesses; "Motorsports" means the presentation, promotion, production, or other exploitation of any live event featuring motorized races or demonstrations, including motorcross and other motorized races, monster truck shows, air shows, thrill shows, demolition derbies, tractor pulls, truckfests, other events developed by Motorsports, and related businesses; and "Family Entertainment" means the presentation, production, exploitation, origination, or booking of, or the provision of any services in connection with, any type of family entertainment shows, programs, exhibitions, demonstrations, or events, and any related businesses which are not otherwise included in the definition of Theatrical or Motorsports. The Executive's duties in such capacity shall be to control, direct and supervise the day-to-day operations of the Employer's Theatrical, Motorsports and Family Entertainment businesses subject only to the oversight and direction of the Employer's Executive Chairman and Chief Executive Officer. The Employer and the Executive acknowledge that the Employer may acquire additional companies operating Theatrical, Motorsports and Family Entertainment businesses, and upon doing so, such acquired companies will be managed by the Executive, unless the revenues from the Theatrical, Motorsports and Family Entertainment businesses do not constitute a majority of the revenues of the acquired companies in which event the management of the Theatrical, Motorsports and Family Entertainment businesses of the acquired companies will report to the Executive.

                  3.3. The Executive agrees, and the Employer (subject to any required shareholder vote) shall cause the Executive, to serve as a Director of the Employer, if and so long as the Executive is indemnified for serving in such capacity in accordance with the provisions of Section 12 hereof.

                  3.4. The Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with the Employer and shall report to the Executive Chairman and/or Chief Executive Officer of the Employer.

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                  3.5. The Executive shall serve without additional remuneration as (a) a member of any committee of the Board, as determined by the Board; and (b) a director and/or officer of one or more of the Employer's subsidiaries, if appointed to such position by the Employer.

         4. Duties.

                  4.1. Full-time Services. The Executive shall devote substantially all of his business time to the business and affairs of the Employer and to the fulfillment of his duties hereunder in a diligent and competent fashion to the best of his abilities; provided, however, that the Executive may engage in other activities such as charitable, educational, religious and similar types of activities, to the extent that such activities do not prohibit or prevent the performance of the Executive' s duties under this Agreement, or inhibit or conflict in any material way with the business of the Employer.

                  4.2. Business Opportunities. The Executive covenants and agrees that for so long as he is actively employed by the Employer he shall inform the Employer of each business opportunity related to the business of the Employer of which he becomes aware, and that he will, not directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business or acquire any interest of any type in any other business, which is in competition with the Employer; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as an investment (a) up to 10% of any securities of a partnership, trust, corporation or other entity so long as he remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with the Employer, or (b) up to 0.5% of any securities of any publicly traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.

         5. Location of Employment. The Executive shall be based in Houston, Texas, and shall not be required to move or to relocate during the Term. The Executive shall perform his duties, functions and responsibilities where reasonably required from time to time during the Term.

         6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an initial base salary per annum (the "Base Salary") which shall initially be $375,000, payable in monthly installments. Upon each anniversary of the commencement of the Executive's employment hereunder, the Base Salary then in effect shall be increased by an amount equal to the greater of (a) five percent of the Base Salary then in effect or (b) the product of (i) the Base Salary then in effect and (ii) the percentage increase in the Consumer Price Index during the previous twelve months. In addition, the Board shall review the Executive's Base Salary at least annually and may by action of the Board, after and pursuant to the affirmative recommendation of the Compensation Committee, increase, but not decrease, such Base Salary, as such salary may have been increased, at any time and from time-to-time during the Term.

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         7. Bonus. The Executive shall be entitled to receive an annual incentive bonus (the "Bonus"), in cash, stock, options or other compensation, during the continuance of the Executive's employment hereunder as determined by the Board, after and pursuant to the affirmative recommendation of the Compensation Committee, in such proportionate amount as is consistent with the Bonuses that are given to other Senior Executives. The term "Senior Executives" shall mean all members of the Office of the Chairman of the Employer, all executive officers of the Employer, and all chief executive officers of each division or subsidiary of the Employer.

         8. Expenses. The Employer shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as the Employer may reasonably require of the Executive.

         9. Benefits. During the Term, the Executive shall be eligible to participate in any pension, profit-sharing or other employee benefit plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof.

         10. Additional Benefits. During the Term, the Employer shall provide the following additional benefits to the Executive:

                  10.1. Automobile. $1,500 per month as an allowance for the lease of an automobile or its equivalent.

                  10.2. Accommodations in New York. The living accommodations and expenses currently provided to the Executive in New York, New York, by the Employer or their equivalent. Upon the termination of this Employment Agreement for any reason whatsoever, the Executive may at his option require the Employer to transfer and assign to the Executive all rights of the Employer in and to said living accommodations without consideration.

                  10.3. Office in New York. Reasonable office facilities in New York, New York, at the principal executive offices of the Employer with secretarial and support services for the use of the Executive.

                  10.4. Airplane. Reimbursement to the Executive for private air transportation of the lesser of (i) fifty (50) hours per year at the rate of $1,500 per hour or (ii) $75,000 per year.

         11. Life or Disability Insurance. The Employer shall obtain life insurance on the life of the Executive to the extent obtainable and in an amount consistent with life insurance which is

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obtained by the Employer for other Senior Executives, and the Employer shall be the beneficiary of such policy. The Employer shall obtain disability insurance on the Executive to the extent obtainable and in an amount consistent with disability insurance which is obtained by the Employer for other Senior Executives. The Executive shall cooperate in assisting the Employer to obtain such insurance. The Employer shall continue to pay all premiums on such policies and shall maintain such policies, subject to the insurability of the Executive, if required to keep such policies in effect during the Term. Upon the termination of this Employment Agreement for any reason whatsoever, the Executive may at his option require the Employer to transfer and assign to the Executive all rights of the Employer in and to any life or disability insurance policies without consideration, and following any such transfer or assignment, the Executive shall be responsible for the payment of all premiums related thereto.

         12. Indemnification. The Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained on the date hereof in the bylaws and certificate of incorporation of the Employer, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, costs or expense indemnifiable thereunder.

         13. Confidential Information. The Executive acknowledges that his employment by the Employer has brought and will bring him into close contact with confidential proprietary information of the Employer, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Employer's business operations (the "Confidential Information"). In recognition of the foregoing, the Executive covenants and agrees that:

                  (a) he will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Employer and its representatives other than in the course of performance of his duties hereunder, either during or for a one year period after the Term except with the Employer's written consent, provided that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and

                  (b) he will, at the Executive's option, either (i) deliver promptly to the Employer on termination of his employment by the Employer or at any other time the Employer may so request, and at the Employer's request, all memoranda, notes, records, reports and other documents

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(and all copies thereof) relating to the Employer's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the "Records"); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records and shall deliver to the Employer a certificate to that affect.

         14. Termination.

                  14.1. For purposes of this Employment Agreement the following definitions shall apply:

                        14.1.1. "Cause" shall mean:

                                    (a) the Executive is convicted of a felony
                  involving moral turpitude which would render the Executive unable to perform his duties set forth in this Employment Agreement; or

                                    (b) the Executive engages in conduct that
                  constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Employment Agreement, resulting, in either case, in material economic harm to the Employer, unless the Executive believed in good faith that such act or nonact was in the best interests of the Employer.

                        14.1.2. A "Change in Control" shall mean the occurrence
                  of any one of the following events:

                                    (a) any "person," as such term is used in
                  Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or members of management on the date hereof or otherwise appointed by the Board which is comprised of a majority of "incumbent directors" or entities controlled by them), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Employer;

                                    (b) all or substantially all of the assets
                  or business of the Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Employer, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer);


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                                    (c) the Employer combines with another
                  company and is the surviving corporation but, immediately after the combination, the shareholders of the Employer immediately prior to the combination hold, directly or indirectly, 50% or less of the voting power of the combined company; or

                                    (d) the majority of the Board consists of
                  individuals other than "incumbent directors," which term means members of the Board as of the date of this Employment Agreement, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director.

                        14.1.3. "Constructive Termination Without Cause" shall
                  mean a termination of the Executive's employment at his initiative as provided in this Section 14 following the occurrence, without the Executive's written consent, of one or more of the following events:

                                    (a) a reduction in the Executive's then
                  current Base Salary or failure by the Employer to fulfill its obligations under Sections 6, 7, 8, or 9 above;

                                    (b) the failure to elect or reelect the
                  Executive to any of the positions described in Section 3 hereof (other than the positions described in Section 3.5, including as a Director of the Employer, or the removal of him from any such position, including as a Director of the Employer;

                                    (c) a material diminution in the Executive's
                  duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the President, Chief Executive Officer and Member of the Office of the Chairman of the Employer; or

                                    (d) the failure of the Employer to obtain
                  the assumption in writing of its obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction.

                  14.2. Termination by the Employer for Cause. A termination for Cause shall not take effect unless all of the provisions of this
         Section 14.2 are complied

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         with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (a) to state in detail the particular act or acts or failure of failures to act that constitute the grounds on which the proposed termination for Cause is based and (b) to be given within three months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 business days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 business days of such notice to the Executive, provided he requests such hearing within 10 business days of the written notice from the Board of the intention to terminate him for Cause. If, within five business days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                        14.2.1. In the event the Employer terminates the
                  Executive' s employment for Cause, he shall be entitled to:

                                    (a) the Base Salary through the date of the
                  termination of his employment for Cause; and

                                    (b) a Bonus for the year in which he was
                  terminated equal to the Bonus for the year prior to such termination, prorated over the time elapsed during the year in which he was terminated.

                        14.2.2. In the event the Employer terminates the
                  Executive's employment for Cause, the Executive shall have no further obligations or liability to the Employer (except his obligations under Sections 13 and 17, which shall survive).

                  14.3. Termination Without Cause or Constructive Termination Without Cause. In the event the Executive's employment is terminated without Cause, other than due to disability or death, or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

                           (a) the Base Salary through the date of termination of the Executive's employment;

                           (b) the Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 36 months following such termination or until the end of the Term, whichever is longer; provided that, at the

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         Executive's option, the Employer shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the first business day of the month in which such termination occurs);

                           (c) (i) in the event that such termination occurs during the initial five-year term of this Employment Agreement, immediately vested options to purchase shares of Class A Stock in an amount equal to 166,667 shares less the product of (i) 33,333 shares and (ii) the number of full years elapsed under the Term of this Employment Agreement at an exercise price per share equal to the lowest exercise price of any stock option granted by the Employer in the twelve months prior to termination;

                               (ii) in the event that such termination occurs after the initial five-year term of this Employment Agreement, immediately vested exercisable options to purchase 33,333 shares of Class A Stock at an exercise price per share equal to the lowest exercise price of any stock option granted by the Employer in the twelve months prior to termination;

                           (d) a Bonus for the unexpired Term, based on the Bonus received for the year prior to termination (the "Base Bonus Amount") multiplied by the then unexpired Term; provided that, at the Executive's option, the Employer shall pay him the present value of such salary and bonuses in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the first business day of the month in which such termination occurs); and

                           (e) all benefits provided in Section 9 hereof until the end of the Term.

                  14.4. Termination of Employment Following a Change in Control. If, following a Change in Control, the Executive's employment is terminated for any reason other than for Cause, whether voluntary or involuntary or there is a Constructive Termination Without Cause, the Executive shall be entitled to the payments and benefits provided in
         Section 14.3 above, provided that the payments shall be paid in a lump sum without any discount. In addition, the Executive shall receive immediately vested 10 year options to purchase 166,667 shares of Class A Stock which shall be exercisable at the lowest exercise price of any other options that the Executive shall own as of the date of the Change in Control. The Executive shall forfeit any rights granted pursuant to this Section 14.4 if the Executive accepts a written offer to remain with the surviving company in an executive position with equivalent duties, authority and responsibility as the Executive currently holds (other than as a non-employee director).


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                        14.4.1. Payment Following a Change in Control. In the
                  event that the termination of the Executive's employment is as a result of a Change in Control and the aggregate of all payments or benefits made or provided to the Executive under the Employment Agreement and under all other plans and programs of the Employer (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to 100% of the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this subsection shall be made by an independent auditor (the "Auditor") jointly selected by the Employer and the Executive and paid by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                  14.5. Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative other than a termination due to death or disability or a Constructive Termination without Cause, the Executive shall have the same entitlements as provided in Section 14.2 above for a termination for Cause. A voluntary termination under this Section 14.5 shall be effective upon 30 days prior written notice to the Employer and shall not be deemed a breach of this Employment Agreement.

                  14.6. Stock Options. Notwithstanding anything to the contrary, upon termination for any reason whatsoever, the Executive shall have the immediate right to exercise any stock options in full, whether or not such option is fully exercisable on the date of termination, for the remainder of the original term of each such stock option.

                  14.7. No Mitigation; No Offset. In the event of any termination of employment under this Employment Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due

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         the Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

                  14.8. Option Adjustment. The number of options issuable pursuant to this Section 14 and the per share exercise price thereof shall be subject to appropriate adjustment to give effect to any increase or decrease in the number of issued shares resulting from a reorganization, recapitalization, stock split, spin-off or other similar action.

         15. Disability.

                  15.1. If during his active employment hereunder the Executive shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six consecutive months, the Employer shall, nevertheless, pay the Executive his full Base Salary and Bonus in respect of the period ending on the last day of the sixth consecutive month of disability (such last day being referred to herein as the "Disability Date") and the following additional provisions shall apply:

                  15.2. If the Executive has not resumed his usual duties on or prior to the Disability Date, the Executive's employment shall terminate and the Employer shall pay, unless prior to the date the Executive became physically or mentally disabled a notice of termination was delivered to the Executive, 75% of his Base Salary from the Disability Date through the Termination Date and, except as provided in Section 15.4, the Employer shall have no obligation to pay Bonus to the Executive in respect of periods after the Disability Date. Any Base Salary payable pursuant to this Section 15.2 shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, the premiums for which are paid primarily by the Employer;

                  15.3. Unless the Employer exercises its option under Section
         15.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities hereunder, the Executive shall have no obligations or liabilities hereunder from and after the Disability Date (except for his obligations under Sections 13 and 17, which shall survive); and

                  15.4. If during the Term and subsequent to a Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment and to full compensation and his full level of duties, functions, authority and responsibilities hereunder.

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         16. Death of Executive.

                  16.1. Upon the Executive's death, whether prior to or subsequent to his Disability Date and prior to the delivery of a notice of termination, this Employment Agreement and all of the Employer's obligations to pay salary and Bonus hereunder shall terminate, except as provided in Sections 16.2 through 16.3.

                  16.2. The Executive's estate or designated beneficiary shall be entitled to receive (a) any unpaid portions of the Executive's Base Salary in respect of the period ending on the Executive's date of death, (b) unpaid Bonus in respect of years prior to the year of death. The Employer shall pay to such estate or beneficiary an amount equal to the present value of all the remaining Base Salary, calculated assuming annual compound interest at 75% of the prime rate (as published in The Wall Street Journal) for the first business day of the month in which the Executive's death occurs, and (c) immediately vested options to purchase 33,000 shares of Class A Stock at an exercise price equal to the exercise price of the last stock option granted by the Employer to the Executive prior to the Executive's death.

                  16.3. The Base Salary and Bonus payable pursuant to this
         Section 16 shall be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy the premiums for which are paid primarily by the Employer, other than such insurance identified in Section 11.

         17. Non-Competition.

                  17.1. During the Term, the Executive will not, without the prior written approval of the Board, become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity which acts as a promoter, producer or venue operator in the live entertainment business or which acts as a marketing and management company specializing in the representation of team sports athletes (the "Prohibited Business").

                  17.2. Subject to the following proviso, for a period of one year following the termination of the Executive's employment hereunder the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity which is primarily engaged in the Prohibited Business; provided however, that during such one year period the Employer shall employ the Executive as a consultant with compensation at a rate equal to fifty percent of the Employer's Base Salary immediately prior to such termination. If the Employer elects not to employ the Executive as a consultant for such one year period as provided herein, the provisions of this Section 17.2 shall not apply and the Executive shall be free to engage in any activity referred to herein.


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



         18. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                  18.1. If to the Employer:

                        SFX Entertainment, Inc.
                        650 Madison Avenue, 16th Floor
                        New York, New York 10022
                        Attention: Executive Chairman

                  18.2. If to the Executive:

                        Mr. Brian E. Becker
                        1754 Rice Boulevard
                        Houston, Texas 77005

         19. General.

                  19.1. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

                  19.2. Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

                  19.3. Entire Agreement. This Employment Agreement including any Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.

                  19.4. Successors and Assigns. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to
         Section 19.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Employment Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. Notwithstanding anything else herein contained, the term "Employer" as used in this Employment Agreement, shall include all such successors.

                  19.5. Amendments; Waivers. This Employment Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board after the affirmative recommendation of the Compensation Committee of the Board, and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Employment Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Employment Agreement.

                  19.6. Beneficiaries. Whenever this Employment Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

         IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.


                                      SFX ENTERTAINMENT, INC.


                                      By: /s/
                                         -----------------------------------
                                      Name:
                                           ---------------------------------
                                      Title:
                                            --------------------------------



                                      /s/ BRIAN E. BECKER
                                      ------------------------------------
                                      BRIAN E. BECKER




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